Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Regional Health Properties, Inc.

Suwanee, Georgia

We hereby consent to the use, in this Registration Statement on Form S-4/A, of our report dated April 14, 2023, with respect to the consolidated balance sheets of Regional Health Properties, Inc. (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, which appears in the Company’s annual report on Form 10-K for the year ended December 31, 2022, and to the reference to our firm under the heading “Experts”.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
May 18, 2023